Exhibit 10.11

BNY AND CUSTOMER CONFIDENTIAL	EXCHANGE TRADED PRODUCTS

EXECUTION VERSION

DIGITAL ASSETS

CUSTODY AGREEMENT

By and Between

THE BANK OF NEW YORK MELLON

And

MORGAN STANLEY ETHEREUM TRUST

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	CUSTODIAL SERVICES		5
	2.1	Appointment of Custodian	5
	2.2	Accounts and Wallets	5
	2.3	Supported Digital Assets	6
	2.4	Customer Use of Accounts and Wallets.	6
	2.5	The New York Uniform Commercial Code	6

3.	RECEIPT AND TRANSFER OF SUPPORTED DIGITAL ASSETS		7
	3.1	Receipt, Transfer and Settlement	7
	3.2	Authorized Counterparties	8

4.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS		8
	4.1	Authorized Persons	8
	4.2	Instructions	9
	4.3	BNY Actions Without Instructions	10
	4.4	Funds Transfers	10
	4.5	Electronic Access	11
	4.6	Security; Access to Notices and Push Notifications	11

5.	USE OF AGENTS		11

6.	SETOFF; CURRENCY CONVERSION		12
	6.1	Setoff	12
	6.2	Currency Conversion	12

7.	Reserved		12

8.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA		12
	8.1	Statements	12
	8.2	Books and Records	12
	8.3	Third Party Data	13
	8.4	Information Security	13

9.	ANTI-MONEY LAUNDERING; SANCTIONS		16

10.	COMPENSATION		18
	10.1	Fees and Expenses	18
	10.2	Other Compensation	18

11.	REPRESENTATIONS, WARRANTIES, COVENANTS AND CUSTOMER ACKNOWLEDGEMENTS		19
	11.1	BNY	19
	11.2	Customer	19

12.	LIABILITY		22
	12.1	Standard of Care	22
	12.2	Limitation of Liability	22
	12.3	Force Majeure	25
	12.4	Indemnification	25

i

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

  TABLE OF CONTENTS

  (continued)

13.	CONFIDENTIALITY		26
	13.1	Confidentiality Obligations	26
	13.2	Exceptions; Return or Destruction of Confidential Information	27

14.	TERM AND TERMINATION		27
	14.1	Term	27
	14.2	Termination	27
	14.3	Effect of Termination; Transition	28
	14.4	Survival	29

15.	MISCELLANEOUS		29
	15.1	Operating Procedures and Schedules	29
	15.2	Amendment	30
	15.3	Push Notifications	30
	15.4	Assignment	30
	15.5	Governing Law/Forum	30
	15.6	Business Continuity/Disaster Recovery	31
	15.7	Sovereign Immunity	31
	15.8	Non-Fiduciary Status	31
	15.9	Notices	31
	15.10	Entire Agreement	32
	15.11	No Third Party Beneficiaries	33
	15.12	Counterparts	33
	15.13	Interpretation	33
	15.14	No Waiver	33
	15.15	Headings	33
	15.16	Severability	33

ii

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

DIGITAL ASSETS CUSTODY AGREEMENT

This Digital Asset Custody Agreement (or “this Agreement”) is made and entered into as of the latest date set forth on the signature page hereto (the “Effective Date”) by and between THE BANK OF NEW YORK MELLON, a bank organized under the laws of the state of New York (“BNY”), and MORGAN STANLEY ETHEREUM TRUST, a statutory trust organized under the laws of the state of Delaware (“Customer”). BNY and Customer are collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Customer wishes to appoint BNY as the custodian of certain of its digital assets, and BNY is willing to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.	DEFINITIONS

Whenever used in this Agreement, the following words have the meanings set forth below:

“Account” or “Accounts” has the meaning set forth in Section 2.2(a).

“Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with such entity.

“Agreement” means, collectively, this Digital Assets Custody Agreement, any Schedules and Exhibits hereto, and any other documents incorporated herein by reference.

“Airdrop” means any Digital Asset Received at an Asset Address related to a Wallet, whether or not solicited by Customer, that (i) is not a Supported Digital Asset, (ii) is a Supported Digital Asset Received from a Person other than an Authorized Counterparty, or (iii) is a Supported Digital Asset Received without a prior Instruction of Customer as provided by Section 3.1(b)(ii) or as to which a prior Instruction of Customer was materially inaccurate (as determined in the sole discretion of BNY).

“Alternative Address” means, with respect to any Digital Asset, an Asset Address maintained with an Authorized Counterparty for the benefit of Customer to which, in the circumstances identified in Section 3.1(e), BNY may transfer such Digital Asset.

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Bank Secrecy Act, the U.S.A. PATRIOT Act, the Money Laundering Control Act, and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Asset Address” means, with respect to any Supported Digital Asset, (i) a public key address code maintained with BNY or an Authorized Counterparty and identified as a source or destination with respect to a transaction in such Digital Asset (in the case of a Supported Digital Asset in the manner specified by the applicable Supported Digital Asset Disclosure Schedule); and (ii) such other information as may be required by the Operating Procedures.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

“Authorized Counterparty” means an Intermediary and related Asset Addresses, as may be approved from time to time by BNY. A list of Authorized Counterparties will be provided to Customer from time to time and/or will be posted on a website, the address of which is provided by BNY to Customer. BNY reserves the right to withdraw the approval of any Authorized Counterparty at any time as provided in Section 3.2(c).

“Authorized Person” has the meaning set forth in Section 4.1.

“BNY” has the meaning set forth in the introductory paragraph.

“Cash” means the money and currency of any jurisdiction which BNY accepts for deposit in an Account.

“Confidential Information” means, with respect to a Party, the terms of this Agreement, and all non-public business and financial information or other information designated as confidential or proprietary information, of such Party (including, with respect to Customer, information regarding the Accounts, and including with respect to BNY, information regarding its practices and procedures related to the services provided hereunder) disclosed to the other Party in connection with this Agreement. For the avoidance of doubt, “Confidential Information” does not include information that can be determined, derived, or otherwise ascertained from the public protocols, networks, or other public features of any Digital Assets, including without limitation the identification of Asset Addresses linked to Wallets for the benefit of Customer and other similar transactional data.

“Contingency Service Provider” means a Person that is selected and used by BNY in the event of a contingency in connection with the settlement of transactions, holding of assets, and/or other provision of services hereunder, including any successors to, and/or nominee of, such Person.

“Customer” has the meaning set forth in the introductory paragraph.

“Credited Asset” means, with respect to any Account, a Supported Digital Asset which is credited to such Account in accordance with the terms of this Agreement.

“Data Terms Website” means http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website, the address of which is provided by BNY to Customer.

“Default Account” means a deposit account maintained with BNY for the account of Customer established concurrently with entry into this Agreement.

“Designated Asset Address” means, with respect to any Supported Digital Asset, an Asset Address maintained with an Authorized Counterparty for the benefit of Customer and specified in accordance with Section 3.1(d) to which, in the circumstances identified in Section 3.1(e), BNY may transfer such Supported Digital Asset.

“Digital Asset” or “Digital Assets” means Ethereum or other cryptocurrency or token.

“Effective Date” has the meaning set forth in the introductory paragraph.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

“Electronic Access Services” means such services made available by BNY or a BNY Affiliate to Customer to electronically access information relating to the Accounts and/or transmit Instructions.

“Electronic Communication Systems” means such systems made available by BNY or a BNY Affiliate to Customer and its Authorized Persons, including those for the delivery of Push Notifications to Customer in accordance with Section 13.3.

“Electronic Signature” means an image, representation, or symbol inserted into an electronic copy of the Agreement by electronic, digital, or other technological methods.

“Instructions” means, with respect to this Agreement, instructions issued to BNY by way of (a) one of the following methods (each as and to the extent specified by BNY in the Operating Procedures as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords, or authentication keys, or otherwise appearing on their face to have been transmitted by an Authorized Person or (b) such other method as may be agreed upon by the Parties and that appear on their face to have been transmitted by an Authorized Person.

“Insurance Policies” has the meaning set forth in Section 10.1(d).

“Intermediary” means any Digital Asset exchange or service provider duly licensed under United States law and engaged in the business in the United States of acting as an intermediary through which Persons may acquire or transmit Digital Assets or any bank or trust company or other service provider that engages in the business of holding Digital Assets in custody.

“Key” or “Keys” has the meaning set forth in Section 2.2(c).

“Loss” means, with respect to any Person, any loss, cost, expense, damage, or liability (including reasonable counsel fees and expenses, and any liability for indemnity) suffered or incurred by such Person as a result of a specified event or cause.

“Market Data” means pricing, valuations, or other commercially sourced data applicable to any Credited Asset.

“Market Data Providers” means vendors and analytics providers and any other Person providing Market Data to BNY.

“Operating Procedures” means procedures governing the conduct and administration of services under this Agreement and/or Services under any applicable Service Schedule, as in effect from time to time and issued by BNY and available in accordance with Section 15.1.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Person” or “Persons” means any entity or individual.

“Push Notification” means a notification broadcast through the Electronic Communication Systems as provided in Section 13.3.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

“Programmatic Requirements” has the meaning set forth in Section 7.

“Receive”, “Received”, or “Receipt” means, with respect to any Digital Asset and Asset Address, that the public blockchain network associated with such Digital Asset reflects the receipt by BNY of the transfer of the Digital Asset at such Asset Address through a certain number of confirmations. Such certain number will be determined by BNY in its sole discretion.

“Sanctions” means all economic sanctions laws, rules, regulations, executive orders, and requirements administered by any governmental authority of the United States (including the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury) and any other applicable domestic or foreign authority with jurisdiction over Customer.

“Secretary” has the meaning set forth in Section 7.

“Schedule” means any Service Schedule or Supported Digital Assets Disclosure Schedule.

“Service” means, in connection with the services provided by BNY under this Agreement, an ancillary service provided by BNY or its Affiliates, for which Customer separately subscribes.

“Service Schedule” means, with respect to any Service, the schedule setting forth the terms and conditions under which BNY may provide such Service, as the same may be in effect from time to time and issued by BNY and available in accordance with Section 15.1.

“Standard of Care” has the meaning set forth in Section 12.1.

“Supported Digital Assets” means types of Digital Assets supported by BNY, in each case as may be approved from time to time by BNY and for which BNY has published a Supported Digital Assets Disclosure Schedule.

“Supported Digital Assets Disclosure Schedule” means, with respect to each type of Supported Digital Asset, a schedule specifying the technical requirements and parameters applicable to such type of Supported Digital Asset and/or setting forth the terms and conditions under which BNY supports such type of Supported Digital Asset, as in effect from time to time and issued by BNY and available in accordance with Section 15.1.

“Tax Obligations” means taxes (including without limitation taxes on income, capital gains or transactions), withholding, certification, and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax, and other related expenses.

“Term” has the meaning set forth in Section 13.1.

“Third Party Data” has the meaning set forth in Section 8.3(a).

“Travel Rule” means 31 CFR 1010.410(e) and 31 CFR 1010.410(f), as amended, modified, updated, or replaced from time to time, which requires all financial institutions to pass on certain information to the next financial institution, in certain funds transmittals involving more than one financial institution.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

“UCC” means the Uniform Commercial Code as in effect in the State of New York on the Effective Date.

“Wallet” or “Wallets” has the meaning set forth in Section 2.2(b).

The terms “entitlement holder”, “entitlement order”, “financial asset”, “security entitlement” and “securities intermediary” shall have the meanings set forth in Article 8 of the UCC.

2.	CUSTODIAL SERVICES

2.1	Appointment of Custodian

(a)	Customer hereby appoints BNY to act as custodian of all Credited Assets and Cash to be held under, and in accordance with the terms of, this Agreement, and BNY hereby accepts such appointment. The Parties acknowledge and agree that: (i) subject to the terms hereof, Customer will remain the beneficial owner of the Credited Assets; and (ii) BNY’s duties pursuant to such appointment will be limited solely to those duties expressly undertaken pursuant to this Agreement. For the avoidance of doubt, BNY shall have no liability or responsibility for any Digital Assets or for any activities, actions, inactions related thereto, prior to the time that such Digital Assets are received by BNY in accordance with Section 3 of this Agreement and qualify as Credited Assets hereunder.

(b)	As set forth within this Agreement and subject to the Standard of Care, BNY shall have general responsibility for the safekeeping of all Credited Assets of Customer that are received and accepted by BNY under this Agreement. All Credited Assets are segregated on BNY’s books and records from property held by BNY for the account of BNY’s other customers. All such Assets will be held or disposed of by BNY subject to the terms of this Agreement and BNY’s receipt of Instructions from Customer concerning the Credited Assets within this Agreement (which may be standing Instructions if accepted by BNY.

(c)	Cash held hereunder may be subject to additional deposit terms and conditions issued by BNY or the applicable Contingency Service Provider or subcustodian from time to time, including rates of interest and deposit account access.

2.2	Accounts and Wallets

(a)	BNY will establish and maintain one or more accounts in the name of the Customer on its books and records to which BNY will credit Supported Digital Assets as provided herein (each, an “Account,” and collectively, the “Accounts”).

(b)	BNY will establish and maintain one or more wallets for holding private cryptographic keys (each, a “Wallet,” and collectively, the “Wallets”) related to Asset Addresses identified to Customer in a Notice by BNY from time to time. Customer acknowledges and agrees that BNY owns and controls the Wallets for the benefit of its customer(s) and that, on Receipt of any Digital Asset at the unique Asset Address associated with a Wallet with the related private cryptographic keys, regardless of the Asset Address to which it is directed, BNY will have control and shall be the legal owner, for the benefit of its customer(s), thereof. Customer acknowledges and agrees that it has no direct claim to the Wallets or the related private cryptographic keys.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

(c)	BNY will control and assume responsibility and liability for securing the private cryptographic keys necessary to receive or transfer Supported Digital Assets to or from the applicable Asset Address on the blockchain (each, a “Key,” and collectively, the “Keys”). Under no circumstance will Customer have access to or control the Keys.

2.3	Supported Digital Assets.

(a)	BNY’s services under this Agreement are only available with respect to those types of Digital Assets that it determines, from time to time and in its sole discretion, to be Supported Digital Assets. For the avoidance of doubt, Supported Digital Assets do not include Digital Assets, including tokens or coins, which result from or are otherwise associated with derivative, enhanced, or forked protocols, or Digital Assets which supplement or interact with Supported Digital Assets, until and unless BNY determines to support such Digital Assets.

(b)	If BNY determines to cease support for a Supported Digital Asset or to revise the applicable Supported Digital Asset Disclosure Schedule, it will provide Customer with a Push Notification one-hundred and twenty (120) days’ before (i) ceasing support for such Supported Digital Asset, or (ii) the effective date of any revision to the applicable Supported Digital Asset Disclosure Schedule. The period of notice will be less if such cessation or revision is required by court order, law, regulation, rule, or other similar requirement which in BNY’s judgment requires such cessation or revision to be effective with less notice, in which case the Push Notification will be provided in such shorter period as may be determined by BNY before the effective date of such cessation or revision.

2.4	Customer Use of Accounts and Wallets.

(a)	Customer will only use the Accounts and the Asset Address to receive or hold investments in Supported Digital Assets as permitted by, and consistent with, applicable law and will not use any Account:

(i)	To originate or receive third-party payments, other than transfers or receipts of Supported Digital Assets in respect of the exchange of Digital Assets or other assets held or to be held by Customer for investment or the acquisition or sale of Digital Assets in exchange for fiat funds.

(ii)	To receive, send, or store any Digital Assets other than Supported Digital Assets.

2.5	The New York Uniform Commercial Code

(a)	For all purposes under the UCC, BNY hereby agrees, and Customer acknowledges and agrees, that BNY: (i) is and will act as a “securities intermediary” within the meaning of Section 8-102(a)(14) of the UCC with respect to the Accounts; (ii) will treat Supported Digital Assets accepted by BNY and credited to an Account as property which constitutes “financial assets”; and (iii) undertakes to treat Customer, the Person for whom an Account is maintained, as the “entitlement holder” entitled to exercise the rights that comprise the financial assets credited thereto.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

(b)	Customer acknowledges and agrees that until and unless BNY has accepted a Supported Digital Asset for credit to the Account after the satisfactory completion of its review as provided in Section 3.1(b), BNY shall have no obligation to treat Customer as the “entitlement holder” with respect to such Supported Digital Asset or to accept Instructions for the disposition of such Supported Digital Asset other than as provided in Section 3.1(d).

3.	RECEIPT AND TRANSFER OF SUPPORTED DIGITAL ASSETS

3.1	Receipt, Transfer and Settlement

(a)	BNY has no obligation to credit any Supported Digital Asset to an Account until the Supported Digital Asset has been reviewed and accepted by BNY in accordance with the Operating Procedures.

(b)	BNY has no obligation to undertake to review and accept Supported Digital Assets for credit to an Account (i) unless such Supported Digital Assets are Received from an Authorized Counterparty, and (ii) unless BNY receives an Instruction, given before such Supported Digital Assets are Received from the Customer specifying the type and quantity of such Supported Digital Assets, the relevant Authorized Counterparties, and associated Asset Addresses from which such Supported Digital Assets will be Received, and such other information as BNY may require from time to time. BNY undertakes no duty or responsibility to review or accept Airdrops.

(c)	BNY has no obligation to undertake to transfer Credited Assets from an Account unless (i) such transfer is made to an Authorized Counterparty and associated Asset Addresses, (ii) BNY receives an Instruction from the Customer specifying the type and quantity of such Supported Digital Assets, the relevant Authorized Counterparties, Asset Addresses, and such other information as BNY may require from time to time, (iii) Customer has sufficient assets or Cash, in specie, to pay any relevant transfer, gas, or other fees for such transfer, and (iv) BNY is able to determine, in its sole but reasonable discretion, that the Authorized Counterparty is materially compliant with applicable law, including without limitation, the Travel Rule. Customer acknowledges and agrees that the Authorized Counterparty must acknowledge that the Asset Address contained in the Instruction provided by Customer belongs to such Authorized Counterparty prior to the transmittal of any Supported Digital Asset by BNY. In the event the Authorized Counterparty fails to acknowledge such Asset Address, BNY will not be obligated to transfer any Supported Digital Asset to such Authorized Counterparty. Customer acknowledges and agrees that, unless otherwise agreed between the Parties in a Service Schedule, BNY: (i) will deliver or receive Digital Assets from or to an Account free of payment and will have no obligation to deliver or receive any Digital Assets against payment; (ii) will have no obligation hereunder to advance funds hereunder for the settlement or purchase of any Digital Asset; (iii) is not responsible hereunder for ensuring timely prepositioning of funds or Digital Assets for settlement of any transaction undertaken by Customer, whether on a DVP/RVP or any other basis; and (iv) will not be obligated to carry or record credit balances in any Account.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

(d)	At all times during the Term of the Agreement, Customer will ensure that BNY has a Designated Asset Address for each Supported Digital Asset on a basis consistent with the applicable Supported Digital Assets Disclosure Schedule and the Operating Procedures.

(e)	If BNY determines for any reason not to accept a Digital Asset for credit to an Account, including, without limitation, any Airdrop, such Digital Asset will not be credited to an Account and, to the extent permitted by applicable law and consistent with the reasonable technical capability of BNY, BNY may in its sole discretion upon an Instruction from Customer to transfer such Digital Asset to the Designated Asset Address or, if such Designated Asset Address does not support such Digital Asset, to an Alternative Address to be provided by Customer as soon as practicable through an Instruction, in either case at the expense of Customer. Notwithstanding the foregoing, Customer acknowledges and agrees that (i) BNY has no obligation to obey such Instruction, (ii) any transfer of Digital Assets to BNY that are not Supported Digital Assets may result in such Digital Assets being unretrievable, and (iii) BNY assumes no responsibility or liability whatsoever with respect to such Digital Assets.

3.2	Authorized Counterparties

(a)	Customer may from time to time furnish BNY with documentation in form acceptable to BNY specifying any Intermediaries and related Asset Addresses that Customer proposes to be Authorized Counterparties. Customer agrees to respond fully to requests for information by BNY with respect to proposed and existing Authorized Counterparties and Asset Addresses.

(b)	BNY reserves the right to refuse to approve a proposed Authorized Counterparty in its discretion, which discretion will be exercised in good faith and in a commercially reasonable manner.

(c)	BNY reserves the right to from time to time withdraw its approval of any Authorized Counterparty. If it does so, it will provide Customer with thirty (30) days’ written notice before such change unless the change is required by court order, law, regulation, rule, or other similar requirement or potential reputational risk for BNY which in BNY’s judgment requires such change to be made with a shorter period of notice or with no notice, or if circumstances make it impracticable for BNY to provide such written notice.

4.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS

4.1	Authorized Persons

Promptly following the Effective Date, Customer and/or its designee (including any of Customer’s investment managers) will furnish BNY with one or more written lists or other documentation acceptable to BNY specifying the names and titles of, or otherwise identifying, all Persons authorized to act on behalf of Customer with respect to this Agreement (each, an “Authorized Person”). Customer will be responsible for keeping such lists and/or other documentation current and will update such lists and/or other documentation, as necessary from time to time, pursuant to Instructions.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

4.2	Instructions

(a)	Except as otherwise expressly provided in this Agreement, BNY will have no obligation to take any action hereunder unless and until it receives Instructions issued in accordance with this Agreement, the Operating Procedures, and any applicable Schedule.

(b)	Customer will be responsible for ensuring that (i) only Authorized Persons issue Instructions to BNY and (ii) all Authorized Persons safeguard and treat with extreme care any user and authorization codes, passwords and authentication keys used in connection with the issuance of Instructions.

(c)	Customer acknowledges and agrees that: (i) Customer is solely responsible for the accuracy of its Instructions, including, without limitation its entry of any Asset Addresses; (ii) BNY has no obligation to verify the accuracy of any Asset Address provided by Customer, even if an Approved Counterparty was specified in the Instruction; and (iii) transfers of Credited Assets from an Account are irreversible, therefore, any Credited Assets transmitted to an erroneous Asset Address may not be retrievable.

(d)	Customer acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to BNY and acknowledges and agrees that, if Customer elects to use a means other than the Electronic Access Service, the means selected (i) may be less secure than the Electronic Access Service, (ii) will be deemed to be commercially reasonable, and (iii) Customer will be bound by the Instruction received thereby.

(e)	Where Customer may or is required to issue Instructions, Customer shall maintain and monitor a system of internal controls sufficient to provide reasonable assurance that Instructions will be issued by an Authorized Person.

(f)	BNY will be entitled to deal with any Authorized Person until notified otherwise pursuant to Instructions and will be entitled to act and rely upon any Instruction received by BNY.

(g)	Any Instructions must include all information necessary (including as specified under the Operating Procedures and applicable Supported Digital Asset Disclosure Schedule) and must be delivered using such methods and in such format as BNY may require and be received within BNY’s established cut-off times and otherwise in sufficient time, to enable BNY to act upon such Instructions.

(h)	BNY reserves the right, as it in its discretion determines is necessary or appropriate, before executing any Instruction to confirm that the execution of the Instruction is consistent with the terms of this Agreement, the Operating Procedures, the applicable Schedule, and applicable law.

(i)	BNY may in its sole discretion delay acting upon any Instructions in respect of a Supported Digital Asset in accordance with Sections 3.1(a) or 3.1 (c) until it receives from (a) the sending Authorized Counterparty any Travel Rule message required by 31 CFR §§ 1010.410(f) or (b) the receiving Authorized Counterparty claims the Asset Address to which Customer has directed BNY to transfer a Credited Asset and provides a channel over which BNY may send to the receiving Authorized Counterparty the Travel Rule message required by 31 CFR § 1010.410(f).

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

(j)	BNY may in its sole discretion decline to act upon any Instructions that do not satisfy the requirements set forth in this Agreement, including without limitation, Sections 3, 4.2(g), and 9.1(b) or that conflict with applicable law or regulations or the Operating Procedures, operating policies and practices, in which event BNY will promptly notify Customer unless prevented from doing so by applicable law.

(k)	BNY may in its sole discretion decline to act upon or delay acting upon any Instruction in the event of a fork, any on-chain event, any change in protocol, or any other event over which BNY has no control, including, but not limited to, mechanical or electronic failure or market congestion, in which event and to the extent reasonably practicable, BNY will promptly notify Customer unless prevented from doing so by applicable law.

(l)	To the fullest extent permitted by law, BNY is not responsible for, and in no event will BNY be liable for any Loss arising out of its acceptance of a Instruction, its rejection of an Instruction or its failure to take action in accordance with the foregoing, and Customer shall indemnify and hold harmless BNY from and against all Losses resulting from any action by BNY on Customer’s Instruction (in addition and without limitation to any rights of indemnity BNY may otherwise have under this Agreement).

(m)	Reserved.

(n)	BNY will have no obligation to act in accordance with purported Instructions to the extent BNY reasonably believes that they are ambiguous or unclear or conflict with the terms of this Agreement or applicable law; provided, however, that BNY will have no obligation to ensure that any instruction received by it would not contravene any of the terms of this Agreement or any such law.

(o)	BNY will provide Customer with commercially reasonable notification if it decides not to act in accordance with purported Instructions and such notice will specify the reasons for its determination.

4.3	BNY Actions Without Instructions

Notwithstanding anything to the contrary set forth in this Agreement, Customer hereby authorizes BNY, without Instructions, to take any administrative or ministerial actions with respect to an Account that it deems reasonably necessary or appropriate to perform its obligations under this Agreement.

4.4	Funds Transfers

With respect to each Instruction for a Cash transfer, when the Instruction is to credit or pay a party by both a name and a unique numeric or alpha-numeric identifier (e.g., IBAN or ABA or account number), BNY and any other bank participating in the Cash transfer will be entitled to rely solely on such numeric or alpha-numeric identifier, even if it identifies a party different from the party named. Such reliance on an identifier will apply to beneficiaries named in the Instruction, as well as any financial institution that is designated in the Instruction to act as an intermediary in such Cash transfer. To the extent permitted by applicable law, the parties will be bound by the rules of any transfer system used to effect a Cash transfer under this Agreement.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

4.5	Electronic Access

(a)	Customer’s use of the Electronic Access Services in connection with this Agreement will be subject to any terms and conditions contained in a separate written agreement between the Parties or their Affiliates. If an Authorized Person elects, with BNY’s prior consent, to transmit Instructions through a third-party electronic communications service, BNY will not be responsible or liable for the reliability or availability of any such service.

(b)	Customer agrees that the security procedures, if any, to be followed by Customer and BNY with respect to the transmission and authentication of Instructions provide to Customer a commercially reasonable degree of protection in light of its particular needs and circumstances.

4.6	Security; Access to Notices and Push Notifications

Customer is responsible for maintaining adequate security and control, and ensuring that its Authorized Person maintain adequate security and control, of any and all IDs, passwords, hints, personal identification numbers (PINs), non-custodial wallet keys, API keys, hardware-based security keys or configurable security keys, 2-factor authentication devices or backups, or any other codes that Customer uses to access the services provided by BNY. Any loss or compromise of the foregoing information and/or Customer’s Confidential Information may result in unauthorized access to the Accounts by third parties and the loss or theft of Digital Assets. Customer is responsible for keeping Customer’s email address and telephone number up to date in Customer’s profile in order to receive any notices and enrolling in the Electronic Communication System in order to receive Push Notifications that BNY may send Customer. BNY assumes no responsibility for any Loss that Customer may sustain due to compromise of login credentials due to no fault of BNY and/or failure to follow or act on any notices or Push Notifications that BNY may send to Customer.

5.	USE OF AGENTS

(a)	BNY may appoint agents, including BNY Affiliates, on such terms and conditions as it deems appropriate to perform its obligations hereunder. Prior to appointing any such agents, BNY shall i) provide commercially reasonable notice to Customer of the appointment of an agent to perform a material service hereunder to Customer, and ii) conduct third-party due diligence pursuant to its policies and procedures. However, no such appointment shall discharge BNY from its obligations hereunder, and BNY will be liable for the acts or omissions of any agent to the same extent that BNY itself would be liable for such acts or omissions under this Agreement had it performed or not performed the relevant act or omission itself subject to the Standard of Care.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

6.	SETOFF; CURRENCY CONVERSION

6.1	Setoff.

BNY has the right to debit any Digital Assets held in an Account for a Customer for any amount payable by such Customer in connection with any and all obligations and liabilities (whether or not matured) of such Customer to BNY or any BNY Affiliate whether or not relating to or arising under this Agreement. In addition to the rights of BNY or such BNY Affiliate under applicable law or any other agreement, at any time when a Customer has not honored any of its obligations to BNY or such BNY Affiliate, BNY will have the right, upon providing prior written notice to such Customer within a commercially reasonable time, to retain or set-off against any obligations relating to such Customer any Digital Assets BNY or any BNY Affiliate may directly or indirectly hold with respect to such Customer and any obligations (whether or not matured) that BNY or any BNY Affiliate may have with respect to such Customer. Any such Digital Assets relating to such Customer may be transferred to BNY and any BNY Affiliate in order to effect the above rights.

6.2	Currency Conversion.

BNY is hereby authorized to effect any necessary (a) currency conversions in order to exercise its rights under this Agreement at BNY's own rate of exchange then prevailing, or (b) exchanges of Digital Assets for fiat currency, including as provided in Section 3.1(e).

7.	Reserved

8.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA

8.1	Statements

BNY will make available to Customer, through the Electronic Access Services or such other method as may be agreed upon by the Parties, a monthly statement reflecting all transfers to or from the Accounts during such month and all holdings in the Accounts as of the last business day of such month. Customer will promptly review each such statement and, within ninety (90) days of when such statement is made available by BNY, notify BNY of any exception or objection thereto. Notwithstanding the foregoing, Customer may notify BNY of any such exceptions or objections at any time; provided, however, that BNY will not be responsible or liable for any Losses that could have been mitigated had such notice been provided during such ninety (90) day period.

8.2	Books and Records

The books and records directly pertaining to the Accounts which are in the possession of BNY will be the property of Customer. BNY will identify on its books and records the Credited Assets held in the Accounts, which will be segregated on BNY’s books and records from BNY’s own property. Customer and its authorized representatives will have the right, at Customer’s own expense and with reasonable prior written notice to BNY, to have reasonable access to those books and records directly pertaining to the Accounts. Any such access will occur during BNY’s normal business hours and will be subject to BNY’s applicable security policies and procedures. Upon Customer’s reasonable request, copies of those books and records directly pertaining to the Accounts will be provided by BNY to Customer or its authorized representative.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

8.3	Third Party Data

(a)	Customer acknowledges that BNY will be receiving, utilizing and relying on Market Data and other data provided by Customer and/or by third parties in connection with its performance of the services hereunder (collectively, “Third Party Data”). BNY is entitled to rely without inquiry on all Third Party Data provided to BNY hereunder (and all Instructions related to Third Party Data), and BNY makes no assurances or warranties in relation to the accuracy, staleness or completeness of Third Party Data and will not be responsible or liable for any losses or damages incurred as a result of any Third Party Data that is inaccurate, stale or incomplete. BNY may follow Instructions with respect to Third Party Data, even if such Instructions direct BNY to override its usual procedures and data sources or if BNY, in performing services for itself or others (including services similar to those performed for Customer), receives different Third Party Data for the same or similar Supported Digital Assets.

(b)	Although statements and reports provided by BNY hereunder with respect to the Accounts may contain values of, and pricing information in relation to, Credited Assets held pursuant to this Agreement, BNY does not undertake any duty or responsibility under this Agreement to report such values or pricing information.

(c)	Certain Market Data may be the intellectual property of Market Data Providers, which impose additional terms and conditions upon Customer’s use of such Market Data. Such additional terms and conditions can be found on the Data Terms Website. Customer agrees to those terms and conditions as they are posted on the Data Terms Website from time to time.

8.4	Information Security

(a)	During the Term of this Agreement, BNY will implement, and maintain an information security program (“ISP”) with written policies and procedures reasonably designed to protect the confidentiality and integrity of Customer’s Confidential Information provided to BNY in accordance with this Agreement and when in BNY’s possession or under BNY’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or its clients; and (iv) provide for secure disposal of Customer Data. BNY’s program is dynamic and may be modified to address technological changes or changes in the threat landscape, BNY’s business activities or other factors. BNY reserves the right to modify the ISP at any time, provided that BNY shall not diminish the overall level of protection the ISP is intended to provide.

(b)	Logging. The ISP will require the maintenance of network and application logs as part of BNY’s security information and event management processes. Logs are retained in accordance with law applicable to BNY’s provision of the services as well as BNY’s applicable policies. BNY uses various tools in conjunction with such logs, which may include behavioral analytics, security monitoring case management, network traffic monitoring and analysis, IP address management and full packet capture. Logs may be centralized and correlated for security event alerting.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

(c) Data Security.

(i)	Identity & Access Management. BNY will implement reasonable and industry recognized user access rules for users accessing Customer Data based on the need to know and the principle of least privilege, including user ID and password requirements, session timeout and reauthentication requirements, unsuccessful login attempt limits, privileged access limits and multifactor authentication or equivalent safeguard where risk factors indicate that single factor is inadequate. BNY’s identity and access management processes include the identification, authentication, authorization and periodic recertification of information users at BNY.

(ii)	Data Segregation. The ISP will require that: (i) Customer Data is stored in either physically or logically segregated databases from other BNY data; and (ii) different databases are maintained for development, testing, staging and production environments used in the provision of Services.

(iii)	Encryption. BNY will: (i) encrypt Customer Data in transit to an external network using transport layer security or other encryption method; and (ii) protect Customer Data at rest, in each case as BNY determines to be appropriate in accordance with the ISP and law applicable to BNY’s provision of the services.

(iv)	Remote Access. The ISP will restrict remote access to the BNY systems used to provide the services to authorized users using multifactor authentication or equivalent safeguard, and will require such access to be logged.

(v)	Devices. BNY will restrict the transfer of Customer Data from its network to mass storage devices. BNY will use a mobile device management system or equivalent tool when mobile computing is used to provide the services. Applications on such authenticated devises will be housed within an encrypted contained and BNY will maintain the ability to remote wipe the contents of the container.

(vi)	Disposal. BNY will maintain chain of custody procedures and require that any Customer Data requiring disposal be rendered inaccessible, cleaned or scrubbed from such hardware and/or media using industry recognized methods.

(vii)	Physical Security. BNY will deploy perimeter security such as barrier access controls around its facilities processing or storing Customer Data. The ISP will include: (i) procedures for validating visitor identity and authorization to enter the premises, which may include identification checks, issuance of identification badges and recording of entry purpose of visit; and (ii) physical security policies for personnel, such as a “clean desk” policy. In accordance with its ISP and applicable law, BNY will install closed circuit television (“CCTV”) systems and CCTV recording systems to monitor and record access to controlled areas, such as data centers and server rooms.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

(d) Audit Rights.

(i)	BNY shall, no more than once in a 12 month period: (i) upon request, provide a copy of its most recent System and Organization Controls (SOC) or equivalent external audit report to Customer, which Customer may disclose solely to its internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and not to disclose the report to any third party or use the report for any purpose other than evaluating BNY’s security controls; (ii) engage a third party provider to perform penetration testing of the BNY systems used to provide the services (subject to agreed upon rules of engagement) and, upon request, provide Customer confirmation of such testing; and (iii) upon request, participate in Customer’s reasonable information security due diligence questionnaire process.

(ii)	BNY shall also, no more than once in any 12-month period and upon request, on a mutually agreed date during business hours and subject to BNY’s facility security policies and availability of personnel

(A)	Meet with Customer subject matter experts in a BNY clean room to review information security policies, procedures and similar related information; provided that no documentation may be copied, disclosed to any third party, or transmitted or removed from BNY premises except as mutually agreed in writing; and

(B)	Permit access to a BNY data center used to process Customer Data and provide the Services by no more than 3 Customer representatives, including employees of a regulatory or supervisory authority of Customer that is also a regulatory or supervisory authority of BNY, for a maximum of 3 hours in order to conduct a visual inspection of the environment and its controls.

(C)	Notwithstanding any other provision in the Agreement to the contrary, Customer shall not disclose any verbal or written information obtained during the foregoing meetings described in the above subjections 7.4(a)(iii)(B)(1) and (2) to any third party or use it for any purpose other than evaluating BNY’s security controls, without BNY’s prior written consent. Customer shall reimburse BNY for any costs and expenses reasonably incurred in connection with Customer’s review (including that of the regulatory or supervisory authority personnel) of BNY’s security controls and data center.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

(e)  Security Incident Management & Breach Notification.

(i)	BNY will maintain a documented incident management process designed to detect security events and respond to the same.

(ii)	In the event of a declared Security Incident, BNY will activate its incident response plan, including to: (i) notify Customer within three business days; (ii) provide updates to Customer regarding BNY’s response; and, (iii) use reasonable efforts to implement measures designed to prevent reoccurrence of Security Incidents of a similar nature.

(A)	“Security Incident” means any known: (i) breach of nonpublic personal information as defined in the Gramm-Leach-Bliley Act of 1999 (“NPPI”) that is notifiable under state law; or (ii) unauthorized access to, disruption, or misuse of a component of BNY’s network that directly impacts its provision of the Services.

(f)	BNY will implement business continuity and disaster recovery plans designed to minimize interruptions of service and enhance recovery of systems and applications used to provide the Services under this Agreement. Such plans will cover the facilities, systems, backups, applications and employees that are critical to the provision of the Services, and such plans will be tested regularly to assess if the recovery strategies, requirements and protocols are viable and sustainable. BNY will maintain encrypted data backups to the same extent that the data is encrypted in the production environment based on BNY’s policies.

8.5	Reserved.

9.	ANTI-MONEY LAUNDERING; SANCTIONS

(a)	Section 326 of the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (including its implementing regulations) requires BNY to implement a customer identification program pursuant to which BNY must obtain certain information from Customer in order to verify Customer’s identity prior to establishing an Account. Accordingly, prior to establishing an Account, Customer will be required to provide BNY with certain information, including Customer’s name, physical address, tax identification number and other pertinent identifying information, to enable BNY to verify Customer’s identity. Customer acknowledges that BNY cannot establish an Account unless and until BNY has successfully performed such verification.

(b)	If Customer at any time holds assets on behalf of its customers through the Account and is either (i) a “financial institution” of a class required to by the Secretary of the Treasury (“Secretary”) to maintain appropriate procedures, including the collection and reporting of certain information, as required by the Secretary under 31 USC 5318(a)(2) (“Programmatic Requirements”), or (ii) is an entity subject to anti-money laundering or similar requirements under any other law of any jurisdiction, then (in either case):

(i)	Customer has the responsibility to, and shall with reasonable diligence, satisfy any compliance requirement or obligation with respect to each of its customers under the Programmatic Requirements or any other applicable anti-money laundering laws or similar requirements.

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(c)	Throughout the Term of this Agreement, Customer will: (i) have in place and will implement, or will be subject to, policies and procedures reasonably designed to comply with Sanctions; (ii) have in place and will implement, or will be subject to, policies and procedures reasonably designed to (a) prevent violations of Sanctions, including measures to accomplish effective and timely scanning of all relevant data with respect to its clients (to the extent the Assets are client assets) and with respect to incoming or outgoing assets or transactions relating to this Agreement and (b) ensure that neither Customer nor any of its controlled Affiliates, directors, officers, or employees or clients (to the extent the Assets are client assets) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive Sanctions, and (iii) will not directly or indirectly, use the Accounts in any manner that would result in a violation by Customer or BNY of Sanctions. BNY has adopted and implemented, and will continue to maintain and implement, compliance programs reasonably designed to comply with the anti-money laundering laws and sanctions laws applicable to BNY’s provision of Services hereunder. To the fullest extent permitted by law, each of BNY and Customer shall provide commercially reasonable notice in light of the relevant circumstances to the other Party if it becomes aware, through screening or otherwise, of property or transactions in connection with this Agreement that require blocking pursuant to Sanctions and/or reporting to an applicable Sanctions authority, including OFAC.

(d)	Customer acknowledges and agrees that, in connection with the services provided by BNY under this Agreement, each of Customer’s authorized participants is not a customer of, or joint customer with, BNY. Customer (and not BNY) has the responsibility to, and will, fulfill any of Customer’s compliance requirement or obligation with respect to each of its authorized participants and/or direct investors under all Anti-Money Laundering Laws. Without limiting any obligation imposed on Customer by Anti-Money Laundering Laws, throughout the Term of this Agreement, Customer will maintain a compliance program with respect to its authorized participants and/or direct investors, if any, that includes the following as required by applicable law: (i) a know-your-customer program in order to understand and verify the identity of each authorized participant and/or direct investor, in accordance with the requirements of the Bank Secrecy Act and the relevant regulations thereunder, (ii) a transaction surveillance and monitoring program, and (iii) a policy for identifying and reporting any suspicious transactions and/or activities with respect to each authorized participant and/or direct investor to the appropriate law enforcement and regulatory authorities and to BNY where related to the services provided by BNY hereunder to the extent permitted by law.

(e)	Customer will, to the extent permitted by applicable law promptly provide to BNY such information as BNY reasonably requests in writing connection with the matters referenced in this Section 9, including: (i) information regarding the Accounts, (ii) the Assets, and the source thereof, (iii) the identity of any individual or entity having or claiming an interest therein and (iv) Customer’s anti-money laundering and Sanctions compliance programs and any related records and/or transaction information, including with respect to any authorized participant and/or investor, regardless of whether such request is made under USA PATRIOT Act Section 314(b) (where applicable). Customer will, to the extent permitted by applicable law, cooperate with BNY and provide assistance reasonably requested by BNY in connection with any anti-money laundering and terrorist financing or Sanctions, government or regulatory inquiries. Prior to delivering to BNY the assets of any authorized participant, Customer will obtain from each such authorized participant, and will continue to maintain in effect throughout the Term of this Agreement, any consents or waivers that may be required under applicable law in order to comply with the foregoing obligations.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

(f)	BNY may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 9. If BNY declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, BNY will inform Customer as soon as reasonably practicable.

10. COMPENSATION

10.1 Fees and Expenses

(a)	In consideration of BNY’s services provided hereunder, Customer will (i) pay to BNY the fees set forth in the agreed upon fee schedule (as such fee schedule may be amended by BNY and Customer from time to time upon mutual agreement) and (ii) reimburse BNY for reasonable out-of-pocket expenses incurred by BNY in connection therewith. Unless otherwise agreed by the Parties, such amounts will be payable to BNY within thirty (30) days of Customer’s receipt of the relevant invoice. Without limiting BNY’s other rights set forth in this Agreement, BNY may charge interest on overdue amounts at a rate then charged by BNY to its institutional custody clients in the relevant currency.

(b)	BNY reserves the right to charge any public network fees (including miner fees) to process a Supported Digital Asset, or any other, transaction on behalf or on the Instruction of Customer. Customer acknowledges and agrees that it is solely responsible for the correct specie of the transfer fee or other gas fee required to perform any transaction, and that BNY has no obligation to exchange or convert any Cash or other Supported Digital Asset for such transfer or gas fee. Any fee quoted by BNY may be stale by the time of transfer and subject to the pricing disclaimer in Section 11.2(i) and any relevant disclaimer in the fee schedule. BNY is not liable for any differences between any quoted fee and the actual fee or if the transfer does not occur because of insufficient fees, even if the insufficient fees were caused by the delay.

10.2 Other Compensation

(a)	Customer acknowledges that, as part of BNY’s compensation, BNY will earn interest on Cash balances held by BNY (including disbursement balances, balances arising from purchase and sale transactions and when Cash otherwise remains uninvested) as provided in BNY’s compensation disclosures.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

(b)	Where a processing error has occurred under this Agreement that results in an unintended gain, provided that Customer is put in the same or equivalent position as it would have been in had such processing error not occurred, any such gain will be solely for the account of BNY without any duty to report such gain to Customer.

11. REPRESENTATIONS, WARRANTIES, COVENANTS AND CUSTOMER ACKNOWLEDGEMENTS

11.1 BNY

BNY represents and warrants that:

(a)	It is duly organized, validly existing and in good standing in its jurisdiction of organization.

(b)	It has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement.

(c)	The individual executing this Agreement on its behalf has the requisite authority to bind BNY to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

(d)	Throughout the Term of this Agreement, BNY will maintain insurance coverage in such types and amounts as are commercially reasonable for the services provided by BNY hereunder in respect of the Supported Digital Assets. Such Insurance Policies related to the Supported Digital Assets and the related services hereunder will apply to both the Customer’s Wallets as well as the Customer’s Accounts. BNY will maintain, at all times during the term of this Agreement, errors and omissions insurance, fidelity bonds and such other insurance (“Insurance Policies”) as BNY may deem appropriate, in each case in a commercially reasonable amount deemed by BNY to be sufficient to cover its potential liabilities under this Agreement. Upon reasonable request, BNY agrees to provide Customer with certificates of insurance.

11.2 Customer

(a)	Customer represents, warrants, and covenants to BNY that:

(i)	(A) Customer is duly organized, validly existing and in good standing in its jurisdiction of organization; (B) Customer has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; and (C) the individual executing this Agreement on its behalf has the requisite authority to bind Customer to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

(ii)	Customer represents and warrants that all actions taken, or to be taken, by or on behalf of Customer in connection with establishing, maintain, operating or termination Customer (including, any offer, sale or distribution of the shares of, or interest in, Customer) shall be done in material compliance with all applicable U.S. state and federal securities laws and regulations and all other applicable laws and regulations of all applicable jurisdictions.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

(iii)	Except as otherwise acknowledged in writing by BNY, Customer is the sole beneficial owner of the Credited Assets, and such other property at any time held by BNY or any of its Affiliates for Customer, free and clear of all liens, claims and security interests (except for those granted in accordance with this Agreement or as otherwise acknowledged in writing by BNY).

(iv)	Each time Customer gives an Instruction providing for a transaction in Digital Assets with an Authorized Counterparty, Customer will be deemed to have represented and warranted to BNY the information, including without limitation the name, street address, and Asset Addresses with respect to each such Authorized Counterparty disclosed to BNY is complete and accurate in all material respects.

(b)	Customer acknowledges and agrees that:

(i)	Customer acknowledges that the risk of loss in trading or holding Digital Assets, including the use of Digital Assets and any related networks and protocols, can be substantial. Customer has made its own suitability determination as to engaging in such activities and BNY makes no representations or warranties regarding the value of Digital Assets or the security or performance of any related network or protocol or recommendations as to whether to purchase or sell Digital Assets.

(ii)	Any transfer of Digital Assets to BNY that are not Supported Digital Assets may result in such Digital Assets being unretrievable and to that extent BNY assumes no responsibility or liability whatsoever with respect to such Digital Assets.

(iii)	None of BNY nor any of its Affiliates is a tax advisor and none of BNY nor any of its Affiliates will, under any circumstances, provide tax advice to Customer. Customer will obtain its own independent tax advice for any tax-related matters or Tax Obligations.

(iv)	Approval by BNY of any Authorized Counterparty shall not be deemed to be an endorsement or validation of such Authorized Counterparty by BNY and Customer shall be solely responsible for its decision to transact with such Authorized Counterparty.

(v)	BNY does not own or control the underlying software protocols or blockchain networks for any Digital Assets and is not responsible for their design or the means by which consensus is achieved on such networks.

(vi)	BNY is not able to determine independently of the consensus achieved by the underlying software protocols or on the blockchain network the adequacy of the entitlement to, the validity or genuineness of, any Digital Assets received by it or delivered by it pursuant to this Agreement.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

(vii)	BNY makes no guarantee of the functionality, security, or availability the underlying software protocols or networks for any Digital Assets.

(viii)	BNY has no obligation:

(i)	to credit any Supported Digital Asset to an Account until the Supported Digital Asset has been reviewed and accepted by BNY;

(ii)	with respect to any Supported Digital Asset after such Supported Digital Asset is, pursuant to an Instruction, withdrawn from an Account and transferred to an external Asset Address;

(iii)	to inquire into, make recommendations, supervise, or determine the suitability of any transactions specified in, or to otherwise question any, Instructions;

(iv)	to review or accept Airdrops;

(v)	to monitor the Credited Assets to determine whether Customer complies with limitations on ownership or any restrictions on investors provided for by local law, regulations, or market practice, or provisions in the white paper, any smart contract, or any other requirement associated with any Digital Asset.BNY has no duty to notify Customer of on-chain events or any other on-chain matter, whether or not likely to, affect the utility, value or security of any Credited Assets; or

(vi)	with respect to any matters related to: the establishment, maintenance operation or termination of Customer; or the offer, sale, or distribution of the shares of, or interests in, Customer.

(ix)	BNY has no duty to cause the exercise of any right that may be exercised or alternate courses of action that may be taken with respect to Credited Assets in connection with an on-chain event.

(x)	BNY has no responsibility or liability for failing to solicit or comply with Instructions with respect to an on-chain event.

(xi)	The protocols associated with any Digital Asset may:

(i)	cause a Digital Asset transferred to an Asset Address not, given the limitations of BNY’s systems and technology, to be visible to BNY or subject to its control, and that BNY is not responsible for monitoring or otherwise interacting with any such Digital Asset on behalf of Customer; and

(ii)	be subject to forks that may materially affect the value, function, or other attributes of the Supported Digital Assets credited to an Account or Digital Asset transferred to an Asset Address and that:

(A)	in the event of a fork, BNY may temporarily or permanently suspend any affected Supported Digital Assets, without advance notice to Customer, and may in its sole discretion decide whether or not to support or cease supporting any branch of the forked protocol; and

(B)	BNY assumes no responsibility whatsoever in respect of an unsupported branch of a forked protocol.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

12.	LIABILITY

12.1	Standard of Care

The duties and responsibilities of BNY under this Agreement shall be limited to those expressly set forth in this Agreement. No implied duties may be imputed to BNY by the terms of this Agreement or otherwise. In performing its duties under this Agreement, BNY will exercise the same standard of care and diligence that a peer financial institution acting as professional custodian engaged in the banking or trust company industry and having professional expertise in financial and securities processing transactions and custody of digital assets would exercise in similar circumstances, taking into account the prevailing rules, practices, procedures and circumstances applicable to said custodian in the performance of the duties set forth in this Agreement and acting without bad faith, negligence or willful misconduct (“Standard of Care”).

12.2	Limitation of Liability

(a)	To the fullest extent permitted by law, and without regard to the legal theory of any claim asserted against BNY: (i) BNY’s liability arising out of or relating to this Agreement will be limited solely to those direct damages that are caused by BNY’s failure to perform its obligations under this Agreement in accordance with the Standard of Care; (ii) in no event will either Party, its Affiliates and service providers, or any of their respective officers, directors, agents, employees or representatives be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if such Party has been advised of the possibility of such losses or damages), provided that this Section 12.2(a)(ii) will not apply to Losses arising from Customer’s duty to indemnify BNY pursuant to Section 12.4(a); and ( ) in no event shall BNY, its Affiliates and service providers, or any of their officers, directors, agents, employees or representatives, be liable in aggregate for any amount greater than the U.S. Dollar value of the Credited Digital Assets lost, such value being determined as of the time such Loss is sustained.

(b)	To the fullest extent permitted by law, without regard to the legal theory of any claim asserted against BNY, and notwithstanding anything to the contrary set forth in this Agreement, in no event will BNY be liable for any Losses arising out of any of the following:

(i)	BNY’s reliance on Instructions;

(ii)	BNY’s receipt or acceptance of fraudulent or invalid Digital Assets or any Digital Assets that are not Supported Digital Assets;

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(iii)	BNY’s review or non-acceptance of any Supported Digital Assets as described in Section 3.1(b), including but not limited to delay of Customer to issue Instructions with respect to such Supported Digital Asset pending the completion of such review.

(iv)	BNY’s approval, refusal, or withdrawal of approval with respect to any Authorized Counterparty as described in Section 3.2.

(v)	As to any matter with respect to which BNY is required to act only upon the receipt of Instructions, (A) BNY’s failure to act in the absence of such Instructions or (B) Instructions that are late or incomplete or do not otherwise satisfy the requirements of Section 4.2(g), whether or not BNY acted upon such Instructions;

(vi)	BNY’s receipt or transmission of any data to or from Customer or any Authorized Person via any non-secure method of transmission or communication selected by Customer;

(vii)	Customer’s use of any Accounts on a basis inconsistent with Section 0;

(viii)	BNY’s disposition of any Supported Digital Asset or any other Digital Asset as provided in Section3.1(e), including without limitation (A) provided such Digital Asset was sold on an established exchange for Digital Assets, any failure to receive best execution therefor, or (B) the imposition of any Tax Obligations in connection with the disposition of such Digital Asset;The insolvency of any Person, including any Service Provider, Digital Asset exchange or trading facility, or counterparty to the settlement of a transaction;

(ix)	Any Tax Obligations of Customer or any Losses of Customer in relation to Tax Obligations;

(x)	BNY’s delay in acting, or declining to act, upon Instructions as described in Section 4.2; or

(xi)	Customer’s or an Authorized Person’s decision to invest in Digital Assets or to hold Cash in any currency.

(c)	Customer acknowledges and agrees that, to the fullest extent permitted by law, BNY is not responsible for, and in no event will BNY be liable for any Losses arising out of, the operation of any protocols or networks, including any Losses resulting from delays in the processing or validation of transfers of Supported Digital Assets on a protocol or network, BNY’s inability to retrieve or otherwise deal with any Digital Asset delivered to BNY without authority hereunder, any hacking or manipulation on any protocols or networks, any on-chain events, or any loss of, or inability of BNY to access or transfer, any Digital Asset other than as a result of (i) the unauthorized transfer of a Credited Asset by BNY, or (ii) the disclosure by BNY of any private Key with respect to an Credited Asset in breach of the Standard of Care, or (iii) delays in BNY’s own processing of an Instruction in breach of the Standard of Care.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

(d)	BNY may in its sole discretion transfer affected Digital Assets in accordance with Section 3.1(d). To the fullest extent permitted by law, BNY is not responsible for, and in no event will BNY be liable for any losses or damages arising out of the foregoing and Customer shall indemnify and hold harmless BNY from and against all losses, costs, expenses, damages, and liabilities (including reasonable counsel fees and expenses) resulting from any action by BNY on Customer’s Instruction involving an unsupported branch of a forked protocol or tokens or coins associated therewith (in addition and without limitation to any rights of indemnity BNY may otherwise have under this Agreement).

(e)	Customer acknowledges that: (i) BNY does not provide investment, tax, or legal advice, including with regard to the suitability or value of any Supported Digital Assets; (ii) that BNY has no liability regarding any selection of any Supported Digital Asset that is held by Customer through the Accounts; and (iii) Customer is solely responsible for all transactions in Supported Digital Assets hereunder, which will be executed based on Instructions from Customer.

(f)	Reserved.

(g)	Customer acknowledges that, in performing its duties and responsibilities under this Agreement, so long as BNY has acted materially within BNY’s then existing standards and policies applicable to such duties and responsibilities, including, without limitation, applicable Operating Procedures and Schedules, BNY will be deemed to have met the Standard of Care and Customer will not claim that any Losses arise from BNY’s failure to meet the Standard of Care.

(h)	Unless otherwise agreed in writing by the parties, BNY has no obligation to provide any staking services.

(i)	Customer acknowledges and assumes sole responsibility for the following:

(i)	This agreement and other related information provided by BNY to Customer cannot and does not disclose all of the risks, associated with Digital Assets, Customer is responsible for understanding those risks and understands and agrees, except as specifically provided herein, that informing Customer of such risks is not a duty or responsibility of BNY;

(ii)	The price and liquidity of Digital Assets has been subject to substantial fluctuations in the past and may be subject to similar fluctuations in the future;

(iii)	Digital Assets are not legal tender, are not backed by the government, and Account and the Supported Digital Assets accepted into the Account are not considered deposits under the applicable law and are not subject to deposit insurance protection, including, but not limited to, Federal Deposit Insurance Corporation or Securities Investor Protection Corporation protections;

(i)	legislative and regulatory changes or actions at the State, Federal, or international level may adversely affect the use, transfer, exchange, and value of Digital Assets;

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(iv)	transactions in Digital Assets may be irreversible, and, accordingly, losses due to fraudulent or accidental transactions may not be recoverable;

(v)	some Digital Assets transactions shall be deemed to be made when recorded on a public ledger, which is not necessarily the date or time that the customer initiates the transaction;

(vi)	the value of Digital Assets may be derived from the continued willingness of market participants to exchange fiat currency for Digital Assets, which may result in the potential for permanent and total loss of value of a particular Digital Assets should the market for that Digital Assets disappear;

(vii)	there is no assurance that a person who accepts a Digital Assets as payment today will continue to do so in the future;

(viii)	the volatility and unpredictability of the price of Digital Assets relative to fiat currency may result in significant loss over a short period of time;

(ix)	the nature of Digital Assets may lead to an increased risk of fraud or cyber attack; and

(x)	the nature of Digital Assets means that any technological difficulties experienced by the BNY may prevent the access or use of Customer’s Digital Assets.

12.3	Force Majeure

BNY will not be responsible or liable for any failure, suspension of operations, interruption of service, or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by any natural disasters, fire, acts of God, strikes or other labor disputes, work stoppages, acts of war or, terrorism, including but not limited to cyber-related terrorism, hacking, general civil unrest, actual or threatened epidemics, disease, act of any government, governmental authority or police or military authority, declared or threatened state of emergency, legal constraint or the interruption, loss or malfunction of utilities or transportation, communications or computer systems, or any other similar events beyond its reasonable control. BNY will use commercially reasonable efforts to minimize the effect of any such events.

12.4	Indemnification

(a)	Customer will indemnify and hold harmless BNY from and against all losses, costs, expenses, damages and liabilities (including reasonable counsel fees and expenses) incurred by BNY arising out of or relating to BNY’s performance under this Agreement except to the extent resulting from BNY’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. The Parties agree that the foregoing will include reasonable counsel fees and expenses incurred by BNY in its successful defense of claims that are asserted by Customer or by third parties against BNY arising out of or relating to BNY’s performance under this Agreement.

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(b)	Subject to BNY’s limitations of liability contained within Section 12.2 and Section 12.3, BNY will indemnify and hold harmless the Customer from and against direct Losses incurred by Customer as the direct result of BNY’s failure to perform its obligations under this Agreement in accordance with the Standard of Care; except in each case to the extent such Losses result from Customer’s own fraud, negligence or willful misconduct or failure to perform its obligations under this Agreement.

13.	CONFIDENTIALITY

13.1	Confidentiality Obligations

Each Party agrees to (a) use the Confidential Information of the other Party solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted herein, not to disclose, publish, release, transfer or otherwise make available (except its personnel and external professional advisers who have a need to know such Confidential Information) without the prior written consent of the other Party; and (b) secure and protect the Confidential Information of the other Party from unauthorized use or disclosure by using at least the same degree of care as the Party employs to avoid authorized use of or disclosure of its own Confidential Information, but in no event less than reasonable care; and (c) not duplicate any material containing the Confidential Information of the other Party except in the direct performance of its obligations hereunder. Notwithstanding the foregoing, BNY may: (a) use Customer’s Confidential Information in connection with certain functions performed on a centralized basis by BNY, its Affiliates and joint ventures and their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage); (b) disclose such information to its Affiliates and joint ventures and to its and their service providers or any other person that BNY reasonable believes is required to receive such information in connection with BNY’s provision of relevant services under this Agreement, including, without limitation, any Authorized Counterparty, agent, or Contingency Services provider, who are subject to confidentiality obligations; (c) store the names and business contact information of Customer’s employees and representatives relating to this Agreement on the systems or in the records of its Affiliates and joint ventures and its and their service providers; and (iv) permit service providers to identify transaction to or from the Wallets as being for the account of BNY. In addition, BNY may aggregate information regarding Customer and the Accounts on an anonymized basis with other similar client data for BNY’s and its Affiliates reporting, research, product development and distribution, and marketing purposes, provided that any distribution of such aggregated data shall not be in a format that can be reverse engineered to identify customer-related data with respect to Customer or any particular Trust.

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13.2	Exceptions; Return or Destruction of Confidential Information.

The Parties’ respective obligations under Section 13.1 will not apply to any such information: (a) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving Party; (b) that can be derived from or through the public protocols or networks for, or any other public features of, any Digital Asset; (c) that was known to the receiving Party as of the time of its disclosure and was not otherwise subject to confidentiality obligations; (d) that is independently developed by the receiving Party without reference to such information; (e) that is subsequently learned from a third party not known to be under a confidentiality obligation to the disclosing Party or (f) that is required to be disclosed (in the reasonable opinion of its legal counsel) pursuant to applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority; provided that, in all cases of such disclosure under (f), the receiving Party will, if legally permissible under applicable law, endeavor to provide commercially reasonable notice to the other Party, and where it is practicable under the relevant circumstances, will do so prior to disclosure, so that the other Party may seek a protective order or other appropriate remedy, if it thinks fit.

Upon the earlier of: (i) the Confidential Information (or the relevant portion of it) becoming no longer required for the receiving Party’s performance under this Agreement; or, (ii) termination or expiration of this Agreement; and upon written request, the receiving Party shall securely destroy the Confidential Information (or the relevant portion of it), ensuring it is irrecoverable disclosing Party requests the return of its Confidential Information, in which case receiving Party shall promptly return it (in a format and by a method reasonably acceptable to disclosing Party),. Notwithstanding the foregoing, the receiving Party may retain copies of such Confidential Information as required by applicable law or, in accordance with the receiving Party's records retention or back-up policies or procedures, so long as they continue to be kept in accordance with the provisions of this Section 13. The receiving Party shall notify the other Party within a commercially reasonable time in the event that Confidential Information has been lost, misplaced, or disclosed in contravention to the terms of this Section 13.

14.	TERM AND TERMINATION

14.1	Term

The term of this (the “Term”) Agreement will commence on the Effective Date and will continue in effect until terminated in accordance with the provisions herein.

14.2	Termination

(a)	Either Party may terminate this Agreement by giving to the other Party a notice in writing specifying the date of such termination, which will be not less than ninety (90) days after the date of such notice. Notwithstanding anything to the contrary in this Agreement, either Party may, on thirty (30) days’ written notice or shorter timeframe as required by applicable law, terminate this Agreement (in whole or in part) in the event any regulator or governmental authority so requests or if continuing would place BNY, Customer, and/or any of their Affiliates in breach of applicable law. Either Party may terminate this Agreement on written notice if the other Party undergoes a Change of Control (as defined below); provided that such notice may only be given within sixty (60) days of the terminating Party first becoming aware of such Change of Control having occurred or of the terminating Party receiving written notification of it having occurred from the other Party, whichever is the later. "Change of Control" for these purposes means either: (i) the sale of all or substantially all of the assets of a Party to an unaffiliated party; or (ii) any merger, consolidation or acquisition of the capital stock of a Party the result of which is that an unaffiliated third-party holds more than twenty-five percent (25%) of either the economics or voting capital stock of such Party. Termination by a Party of this Agreement will be without prejudice to and with full reservation of any other rights and remedies available to the other Party. Termination will not affect any of the obligations either Party owes to the other arising under this Agreement prior to such termination, including any outstanding compensation payable or amounts reimbursable under this Agreement.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

14.3 Effect of Termination; Transition

(a)	Upon termination hereof, Customer will pay to BNY such compensation as may be due to BNY, and will reimburse BNY for other amounts payable or reimbursable to BNY hereunder, through the date of termination.

(b)	If any Credited Assets remain in any Account after termination, Customer shall give Instructions to BNY for the transfer of all such Credited Assets from the Accounts as soon as practicable in accordance with the Operating Procedures, but in any event by no later than five (5) days following termination. Incremental Transfers of Digital Assets into the Account are not permitted.

(c)	Upon termination hereof, BNY will follow such reasonable Instructions as Customer issues concerning the transfer of custody of records, Credited Assets and other items; provided that (i) BNY will have no responsibility or liability for shipping and insurance costs associated therewith and (ii) full payment has been made to BNY of its compensation, costs, expenses and other amounts to which it is entitled hereunder. If any Assets remain in any Account after termination, BNY shall deliver to Customer such Assets.

(d)	Notwithstanding any provision of this Section 16 to the contrary, in the event that this Agreement is terminated in its entirety, the Parties agree to continue operating under the terms of this Agreement as if this Agreement remained in full force and effect for up to one (1) year or for such shorter period of time as the Parties mutually agree is necessary for BNY to transfer the custody records, Credited Digital Assets and other items to a successor custodian pursuant to Instructions (the “Transition Period”); provided, that during any such Transition Period, BNY will be entitled to compensation for BNY’s Transition Period services pursuant to Section 10 and the provisions of this Agreement relating to the duties and obligations of BNY will remain in full force and effect. If any Credited Digital Assets remain in any Account after the Transition Period, BNY shall deliver to Customer such Credited Digital Assets.

(e)	The terms of this Agreement (including the terms relating to fees payable to BNY) will continue to apply from day to day until all Credited Assets and Cash are transferred in accordance with this Section 14.3, except that no additional Digital Assets or Cash will be accepted by BNY or any Service Provider after such date, and Customer agrees not to transfer any Digital Asset to BNY, other than with BNY’s express prior consent, and Customer will have a continuing obligation to provide BNY as soon as possible with the details of the Authorized Counterparty or Authorized Counterparties, with applicable Asset Addresses, to whom any remaining Credited Assets are to be transferred.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

14.4	Survival

Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept or performed after the expiration or termination of this Agreement will survive the expiration or any termination of this Agreement and remain binding upon and for the Parties’ benefit, including Section 11 (Representations, Warranties and Covenants); Section 12      (Liability); Section 13 (Confidentiality); Section 14.3 (Effect of Termination); Section 14.4 (Survival) and Section 15.5 (Governing Law/Forum).

15.	MISCELLANEOUS

15.1	Operating Procedures and Schedules

(a)	Operating Procedures are available, as in effect and as the same may be amended from time to time, and provided to Customer and/or posted on a website, the address of which is provided by BNY to Customer. BNY may, from time to time, issue amended Operating Procedures that, upon their effective date, will supersede any preceding Operating Procedures. BNY will provide Customer at least thirty (30) days’ prior written notice of any amendment to the Operating Procedures. Customer shall be deemed to acknowledge its acceptance of, and to agree to, any such amendment by not closing and/or by continuing to use the Accounts after the effective date of such amendment.

(b)	BNY may offer Services that are incidental to and supplement the services provided under this Agreement. Each Service will be described, and the terms and conditions (including compensation) applicable to a subscription to such Service will be set forth, in a Service Schedule available, as the same may be amended from time to time, and provided to Customer and/or posted on a website, the address of which is provided by BNY to Customer. BNY may, from time to time, issue an amendment to a Service Schedule that, upon its effective date, will supersede any preceding version of such Service Schedule. If Customer has subscribed to the relevant Service, Customer shall be deemed to acknowledge its acceptance of, and to agree to, any such amendment by not closing and/or by continuing to use such Service after the effective date of such amendment.

(c)	When BNY determines to support a particular type of Digital Asset as a Supported Digital Asset, it will issue a Supported Digital Asset Disclosure Schedule with respect to such Supported Digital Asset. Such Supported Digital Asset Disclosure Schedule, as the same may be amended from time to time, and provided to Customer and/or posted on a website, the address of which is provided by BNY to Customer. BNY may, from time to time, issue an amendment to a Supported Digital Asset Disclosure Schedule as provided in Section 2.2(b).

(d)	Each of Customer and BNY are bound by any Operating Procedures, Service Schedules for Services subscribed to by Customer, Supported Digital Asset Disclosure Schedules, and, on the effective dates thereof, any amendments thereto, in the same manner as it is bound by the provisions of this Agreement.

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15.2	Amendment

This Agreement may be amended or modified only in a written agreement signed by an authorized representative of each Party. For purposes of the foregoing, email exchanges between the Parties will not be deemed to constitute a written agreement.

15.3	Push Notifications

(a)	Customer will be responsible for enrolling its designated Authorized Persons in the Electronic Communication System. BNY will broadcast Push Notifications using the Electronic Communication System. Whether or not a designated Authorized Person or Authorized Persons of Customer are enrolled in the Electronic Communication System or have actually received notice of such Push Notification, Customer will be deemed to have received a Push Notification on the date of its broadcast on the Electronic Communication System.

(b)	If at any time BNY issues any amendment to this Agreement as provided in Section 15.2, issues or reissues Operating Procedures as provided in Section 15.1(a), or any Schedule (or any amendment thereto) as provided in Section 2.2(b) or Section 15.1(b), BNY will broadcast a Push Notification on the Electronic Communication System.

(c)	Whether or not Authorized Persons of Customer are enrolled in the Electronic Communication System or actually receive notice of such Push Notification, Customer will be deemed to have received a Push Notification broadcast on the Electronic Communication System and, on the effective day of such issuance.

15.4	Assignment

Neither Party may, without the other Party’s prior written consent, assign any of its rights or delegate any of its duties under this Agreement (whether by change of control, operation of law or otherwise); provided, however that BNY may, without the prior written consent of Customer, but with commercially reasonable notice to the Customer, assign this Agreement or any of its rights, or delegate any of its duties hereunder: (a) to any BNY Affiliate; (b) to any successor to the business of BNY to which this Agreement relates, in which event BNY agrees to provide notice of such successor to Customer or (c) as otherwise permitted in this Agreement. Any purported assignment or delegation by a Party in violation of this provision will be voidable at the option of the other Party. This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns.

15.5	Governing Law/Forum

(a)	The substantive laws of the state of New York (without regard to its conflicts of law provisions) will govern all matters arising out of or relating to this Agreement, including the establishment and maintenance of the Accounts and for purposes of the UCC and all issues specified in Article 2(1) of the Hague Securities Convention.

(b)	Each Party irrevocably agrees that all legal actions or proceedings brought by it against the other Party arising out of or relating to this Agreement will be brought solely and exclusively before the state or federal courts situated in New York City, New York. Each Party irrevocably submits to personal jurisdiction in such courts and waives any objection which it may now or hereafter have based on improper venue or forum non conveniens. The Parties hereby unconditionally waive, to the fullest extent permitted by applicable law, any right to a jury trial with respect to any such actions or proceedings.

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

15.6	Business Continuity/Disaster Recovery

(a)	BNY will implement business continuity and disaster recovery plans designed to minimize interruptions of service and enhance recovery of systems and applications used to provide the Services under this Agreement. Such plans will cover the facilities, systems, backups, applications and employees that are critical to the provision of the Services, and such plans will be tested regularly to assess if the recovery strategies, requirements and protocols are viable and sustainable. BNY will maintain encrypted data backups to the same extent that the data is encrypted in the production environment based on BNY’s policies.

(b)	BNY is entitled to utilize Contingency Service Providers as it deems necessary for the performance of services hereunder in the event of a contingency that impairs BNY’s ability to perform such service directly. BNY’s liability for the activities of any Contingency Service Provider under this Agreement will be limited to the extent resulting directly from BNY’s failure to exercise the Standard of Care in selecting, retaining and/or monitoring such Contingency Service Provider.

15.7	Sovereign Immunity

To the extent that in any jurisdiction Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Customer irrevocably agrees not to claim, and it hereby waives, such immunity.

15.8	Non-Fiduciary Status

Customer hereby acknowledges and agrees that BNY is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder, including with respect to the management, investment advisory or sub-advisory functions of Customer.

15.9	Notices

Other than routine communications in the ordinary course of providing or receiving services hereunder (including Instructions) and Push Notifications, as specified in Sections 2.3(b) and 14.3, all notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

If to DE Trustee of the Customer:

CSC Delaware Trust Company

Attention: Corporate Trust Administration

251 Little Falls Drive

Wilmington, DE 19808

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

with a copy to Sponsor of the Customer:

Morgan Stanley Investment Management Inc.

1585 Broadway

New York, New York 10036

Attn: Clare Wlodarcyzk

Clare.Wlodarczyk@morganstanley.com

If to BNY:

The Bank of New York Mellon

240 Greenwich St.

New York, NY 10286

Attn: Ralf Roth

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

15.10	Entire Agreement

(a)	This Agreement, the Operating Procedures and any applicable Schedules constitute the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merge, integrate and supersede all prior and contemporaneous discussions, agreements, and understandings between the Parties, whether oral or written, with respect to such matters. The performance by BNY hereunder and the obligations of each Customer shall be subject to, and bound by, as appropriate, this Agreement (as amended from time to time, and provided to Customer and/or posted on a website, the address of which is provided by BNY to Customer), as may be supplemented by the Operating Procedures (as amended from time to time and provided to Customer and/or posted on a website, the address of which is provided by BNY to Customer), any applicable Service Schedules (as amended from time to time available here) and the Supported Digital Assets Disclosure Schedules (as amended from time to time and provided to Customer and/or posted on a website, the address of which is provided by BNY to Customer).

(b)	It is intended that the Agreement, the Operating Procedures, and the Schedules will together govern the relationship between BNY and Customer. If there is a conflict between this Agreement (including this Agreement as amended pursuant to Section 15.3) and the Operating Procedures or any applicable Schedules, this Agreement controls (except as to any Service that is specifically excluded under the Agreement). If there is a conflict between the Operating Procedures and the Schedules, the Operating Procedure controls.

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15.11	No Third Party Beneficiaries

This Agreement is entered into solely between, and may be enforced only by, the Parties. Each Party intends that this Agreement will not, and no provision of this Agreement will be interpreted to, benefit, or create any right or cause of action in or on behalf of, any party or entity other than the Parties. It is expressly understood and agreed by BNY that this Agreement is executed and delivered on behalf of the Customer by the Sponsor, not individually or personally, but solely as Sponsor of the Customer in the exercise of the powers and authority conferred and vested in it; the representations, covenants, undertakings and agreements herein made on the part of the Customer are made and intended not as personal representations, undertakings and agreements by the Sponsor but are made and intended for the purpose of binding only the Customer; nothing herein contained shall be construed as creating any liability on the Sponsor, individually or personally, to perform any covenant of the Customer either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto; and (d) under no circumstances shall the Sponsor be personally liable for the payment of any indebtedness or expenses of the Customer or be liable for the breach or failure of any obligation, duty, representation, warranty or covenant made or undertaken by the Customer under this Agreement or any other related document.

15.12	Counterparts

This Agreement may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Executed counterparts may be delivered by facsimile or email.

15.13	Interpretation

The terms and conditions of this Agreement are the result of negotiations between the Parties. The Parties intend that this Agreement will not be construed in favor of or against a Party by reason of the extent to which such Party or its professional advisors participated in the preparation or drafting of this Agreement.

15.14	No Waiver

No failure or delay by a Party to exercise any right, remedy, or power it has under this Agreement will impair or be construed as a waiver of such right, remedy or power. A waiver by a Party of any provision or any breach of any provision will not be construed to be a waiver by such Party of such provision in any other instance or any succeeding breach of such provision or a breach of any other provision.

15.15	Headings

All section and subsection headings in this Agreement are included for convenience of reference only and will not be considered in the interpretation of the scope or intent of any provision of this Agreement.

15.16	Severability

If at any time any provision of this Agreement becomes, or is deemed by an authority of competent jurisdiction to be, invalid, unenforceable or contrary to applicable law, neither the legality, validity or enforceability of the remaining provisions of the Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired by such provision. In such case, the Parties will negotiate in good faith to replace each illegal, invalid, or unenforceable provision with a valid, legal, and enforceable provision that fulfills as closely as possible the original intent of the Parties.

[Signature page follows]

BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE BANK OF NEW YORK MELLON		MORGAN STANLEY INVESTMENT MANAGEMENT INC. AS DELEGATED SPONSOR FOR AND ON BEHALF OF MORGAN STANLEY ETHEREUM TRUST

By:	/s/ Ralf Roth	By:	/s/ Andrew Onslow

Name: Ralf Roth		Name: Andrew Onslow

Title: Managing Director		Title: Managing Director

Date: June 8, 2026